FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

National Western Life Announces 2011 Fourth Quarter Earnings

Austin, Texas, March 14, 2012 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today fourth quarter 2011 consolidated net earnings of $4.4 million, or $1.23 per diluted Class A common share, compared with consolidated net earnings of $20.2 million, or $5.72 per diluted Class A common share, for the fourth quarter of 2010. For the year ended December 31, 2011, the Company reported consolidated net earnings of $55.6 million, or $15.73 per diluted Class A common share, compared with $72.9 million, or $20.61 per diluted Class A common share, a year ago. The Company's book value per share at December 31, 2011 and 2010 was $351.27 and $335.83, respectively.

Operating revenues, excluding realized investment gains (losses) and realized and unrealized gains (losses) on index options, totaled $154.9 million for the quarter ended December 31, 2011, compared to $142.6 million reported in the fourth quarter of 2010, an increase of nearly 9%. Operating revenues for the year increased over 8% to $600.0 million in 2011 from $553.9 million in 2010. Mr. Moody noted, “2011 was another successful year in terms of growing our business. Annuity sales were approximately $1.4 billion for the second year in a row and the volume of life insurance issued approached $3 billion.”

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $4.7 million in the quarter ended December 31, 2011, or $1.31 per diluted Class A common share, compared to $17.5 million, or $4.95 per diluted Class A common share, in the same period for 2010. Mr. Moody acknowledged that the current economic environment prompted the Company to recognize additional charges against earnings. “The Fed's announced intention to maintain interest rates at artificially low levels for several years caused us to reevaluate the future profit streams of our lines of business. This resulted in approximately $9 million of additional amortization of deferred acquisition costs being accelerated into the fourth quarter of 2011.” In addition, Mr. Moody indicated that the Company added $19 million of reserves to a closed block of annuity business with higher minimum guaranteed interest rates as a result of extending the assumed benefit period beyond that previously used. "The low interest rate environment is particularly challenging to financial service companies such as National Western who rely on interest rate margins for a part of their profitability. We believe that recognizing these charges will put us in a better position moving forward", Mr. Moody added.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has approximately 278 employees and 16,660 contracted independent agents, brokers, and consultants, and at December 31, 2011, maintained total assets of $9.7 billion, stockholders' equity of $1.3 billion, and life insurance in force of $20.9 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31
	2011	2010	2011	2010
Revenues:
Revenues, excluding investment and index options gains (losses)	154,894	142,588	600,019	553,905
Realized and unrealized gains (losses) on index options	5,438	36,887	(33,335)	16,612
Realized gains (losses) on investments	(457)	4,181	6,063	5,475
Total revenues	159,875	183,656	572,747	575,992

Earnings:
Earnings from operations	4,659	17,522	51,686	69,339
Net realized gains (losses) on investments	(297)	2,717	3,941	3,558
Net earnings	4,362	20,239	55,627	72,897

Net earnings attributable to Class A Share	4,238	19,665	54,053	70,832

Basic Earnings Per Class A Share:
Earnings from operations	1.31	4.97	14.62	19.66
Net realized gains (losses) on investments	(0.08)	0.77	1.12	1.01
Net earnings	1.23	5.74	15.74	20.67

Basic Weighted Average Class A Shares	3,435	3,429	3,433	3,427

Diluted Earnings Per Class A Share:
Earnings from operations	1.31	4.95	14.61	19.60
Net realized gains (losses) on investments	(0.08)	0.77	1.12	1.01
Net earnings	1.23	5.72	15.73	20.61

Diluted Weighted Average Class A Shares	3,435	3,438	3,437	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com